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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                            (Amendment No.________)*



                                Astropower Inc.
                                ---------------
                                (Name of Issuer)

                         Common Stock (Par Value $0.01)
                         ------------------------------
                         (Title of Class of Securities)

                                   04644A101
                                   ---------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ].

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 5 Pages
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-------------------                                                  -----------
CUSIP No. 04644a101                                                  Page 2 of 5
-------------------                                                  -----------

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1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Advisory Incorporated ("BAI"). 52-1811121

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [x]

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3.  SEC USE ONLY

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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Brown Investment Advisory & Trust Company and Brown Advisory Incorporated are Maryland corporations.

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                          SOLE VOTING POWER
                     5    BIATC  273645 shares
     NUMBER OF            BAI    389671 shares
                                 ------
                                 663316 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    BIATC    0 shares
                          BAI      0 shares
     OWNED BY                     ---
                                   0 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    BIATC  290970 shares
    REPORTING             BAI    389671 shares
                                 ------
                                 680641 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    BIATC    0 shares
                          BAI      0 shares
                                  ---
                                   0 shares
------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     BIATC  290970 shares
     BAI    389671 shares
            ------
            680641 shares

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     BIATC    2.6%
     BAI      3.5%
              ----
              6.1%

------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     BIATC - BK
     BAI - IA

------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT
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                                                               Page 3 of 5 Pages

Item 1. (a) NAME OF ISSUER: Astropower Incorporated

        (b) Address of Issuer's Principal Executive Offices:

            Solar Park, Newark, DE  19716

Item 2. (a) NAME OF PERSON FILING:

            Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Advisory Incorporated ("BAI").

        (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            19 South Street
            Baltimore, Maryland 21202

        (c) CITIZENSHIP:

            Brown Investment Advisory & Trust Company and Brown Advisory Incorporated are Maryland corporations.

        (d) TITLE OF CLASS OF SECURITIES:

            Common Stock of ($0.01 par) of

        (e) CUSIP Number:
            04644A101

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

        For BIATC

        (b) [x] Bank as defined in section 3(a)(6) of the Act

            For BAI

        (e) [x] Investment Adviser registered under section 203 of the
            Investment Advisers Act of 1940
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                                                               Page 4 of 5 Pages

Item 4. OWNERSHIP:

        (a) AMOUNT BENEFICIALLY OWNED:    As of December 31, 1999

            BIATC  290970 shares
            BAI    389671 shares
                   ------
                   680641   shares

        (b) PERCENT OF CLASS:

            BIATC    2.6%
            BAI      3.5%
                     ----
                     6.1%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:

                  BIATC  273645 shares
                  BAI    389671 shares
                         ------
                         663316 shares

            (ii)  shared power to vote or to direct the vote:

                  BIATC    0 shares
                  BAI      0 shares
                          ---
                           0 shares

            (iii) sole power to dispose or to direct the disposition of:

                  BIATC  290970 shares
                  BAI    389671 shares
                         ------
                         680641 shares

            (iv)  shared power to dispose or to direct the disposition of:

                  BIATC    0 shares
                  BAI      0 shares
                          ---
                           0 shares

Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not applicable

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not applicable

Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not applicable

Item 9. NOTICE OF DISSOLUTION OF GROUP.

        Not applicable

Item 10. CERTIFICATION.

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
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                                                               Page 5 of 5 Pages

       SIGNATURE:

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

       Date:  As of December 31, 1999

       Signature:  Brown Investment Advisory & Trust Company

       By: /S/ James E. Hieber
           -------------------

       Title:  Vice President

       Signature:  Brown Advisory Incorporated

       By: /S/ James E. Hieber
           -------------------

       Title:  Vice President